                                                                   Exhibit 10.54




February 26, 2003

Michael Merion, Ph.D.
c/o Caliper Technologies Corp.
605 Fairchild Drive
Mountain View, CA  94043

Dear Michael:

This letter sets forth the retention bonus that Caliper Technologies Corp. ("Caliper") is offering to you, as well as all of the severance benefits that you may be eligible to receive from Caliper.

1.    RETENTION BONUS.

      To reward you for the work you have done in the building of the Sales and Marketing Team and to motivate you to continue your employment with Caliper, you will be eligible to receive the stock award and retention bonus set forth below, subject to the terms and conditions herein:

      A. Caliper will grant you a stock award for 15,152 shares of Caliper common stock (the "Stock Award") in consideration for the services you have rendered to Caliper to date. The Stock Award will be subject to the following vesting schedule: fifty percent (50%) of the shares subject to the Stock Award will vest on August 26, 2003, and the remaining fifty percent (50%) of the shares subject to the Stock Award will vest in equal monthly installments over the following six (6) months thereafter. The Stock Award will be governed in all respects by the terms of the applicable stock agreement between you and Caliper and Caliper's 1999 Equity Incentive Plan.

      B. If you are a full-time employee in good standing with Caliper on August 26, 2003 (the "Retention Bonus Date"), you will be eligible for a cash retention bonus of $50,000 (the "Retention Bonus"). The Retention Bonus will be paid on the Retention Bonus Date, and will be subject to standard payroll deductions and withholdings.

2.    SEVERANCE.

      SEVERANCE PLAN A: TERMINATION WITHIN THIRTEEN MONTHS FOLLOWING A CHANGE OF
                        CONTROL.

If your employment is terminated within thirteen (13) months following a Change of Control (as defined in the Caliper Change of Control Senior Management Severance/Equity Acceleration Plan ("Change of Control Plan"), attached hereto as Exhibit A), then you will be eligible for the severance benefits set forth in the Change of Control Plan, subject to the terms and conditions contained therein. In addition to those benefits, and subject to the same terms and conditions set forth in the Change of Control Plan, Caliper will also: (1) accelerate the vesting of the Stock Award such that all shares subject to the Stock Award will become fully vested as of your last day of employment; and (2) pay you the Retention Bonus if your employment termination date is prior to the Retention Bonus Date.

      SEVERANCE PLAN B: TERMINATION BEFORE A CHANGE OF CONTROL OR TERMINATION
                        MORE THAN THIRTEEN (13) MONTHS AFTER A CHANGE OF
                        CONTROL.

If your employment with Caliper is terminated at any time before a Change of Control (as defined in the Change of Control Plan) or at any time more than thirteen (13) months after a Change of Control (as defined in the Change of Control Plan), then your termination will be treated as follows:

            - If your employment is terminated without Cause (as defined below), or you resign for Good Reason (as defined below), then Caliper will: (1) retain you as a consultant under the terms and conditions set forth in the Separation/Consulting Agreement attached hereto as Exhibit B; (2) accelerate the vesting of the Stock Award such that all shares subject to the Stock Award will become fully vested as of your last day of employment with Caliper; and (3) pay you the Retention Bonus within ten (10) days following your last day of employment with Caliper if your employment termination date is prior to the Retention Bonus Date. Upon the termination of your employment, you must sign the Separation/Consulting Agreement attached hereto as Exhibit B, and allow the release contained therein to become effective, in order to receive the severance benefits set forth in this paragraph and the Separation/Consulting Agreement.

            - If your employment is terminated with Cause, or you resign without Good Reason, then your employment will end immediately, and you will not be entitled to any severance benefits, including those set forth in the preceding paragraph or the attached Separation/Consulting Agreement.

For purposes of Severance Plan B only, Cause shall mean the occurrence of any one of the following: (i) your material breach or violation of any contractual or legal obligation to Caliper or any Caliper policy; (ii) your unauthorized disclosure of Caliper's confidential or proprietary information to third parties or to employees of Caliper who are not entitled to such information or for which there is not a legitimate business purpose for the disclosure of such information; (iii) you engage in conduct that constitutes gross neglect or gross misconduct in carrying out your duties; (iv) any unjustified refusal to follow reasonable directives by the CEO, President or the Board of Directors; or (v) conviction of a felony or crime involving moral turpitude. Written notice shall be provided and you shall have a 30-day period to correct, if such infraction is correctable.

For purposes of Severance Plan B only, Good Reason shall mean a substantial reduction in your duties, responsibilities or position or a substantial reduction in your compensation or benefits, without your authorization, except to the extent that the duties, responsibilities, position, compensation or benefits of all other executives at Caliper are similarly reduced.

3.    GENERAL PROVISIONS.

Nothing herein is intended to alter your at will employment status with Caliper. You continue to be employed at will, meaning that either you or Caliper may terminate your employment at any time, with or without cause or advance notice.

This Agreement, together with its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and Caliper with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. In particular, but without limitation, this Agreement supersedes the severance benefits set forth in your Offer Letter dated July 19, 2001 ("Offer Letter") and extinguishes Caliper's obligations to provide you with severance benefits set forth in that Offer Letter. (All other terms and conditions contained in your Offer Letter shall remain in effect.) This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of Caliper. This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and Caliper, and inure to the benefit of both you and Caliper, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable in a manner which is consistent with the intent of the parties insofar as possible. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If these terms are acceptable to you, please sign below and return the original to me.

Sincerely,

Caliper Technologies Corp.


By:     /s/ JAMES L. KNIGHTON
    --------------------------------
      James L. Knighton
      President

      /s/ MICHAEL MERION                   Dated:  2/26/2003
------------------------------------              -----------------
      Michael Merion

Exhibit A - Change of Control Senior Management Severance/Equity Acceleration
            Plan
Exhibit B - Separation/Consulting Agreement

                                    EXHIBIT A

     CHANGE OF CONTROL SENIOR MANAGEMENT SEVERANCE/EQUITY ACCELERATION PLAN

Plan:
The following two forms of compensation protection cover members of the Senior Management Group. The details are:

      Severance Pay:
      If the employment of a member of the Senior Management Group (the "Employee") is terminated by the Employee's employer (including a Constructive Termination) during the 13 months following a Change of Control for any reason other than for Cause, then if the Employee executes an effective waiver and release of all claims the Employee will receive monthly consulting payments equal to their base salary at time of termination for 12 months or until employed by another company, whichever is less, and to the extent and for so long as (but not to exceed 12 months) the Employee is not eligible to receive comparable health insurance coverage from another employer, Caliper Technologies Corp. will provide the Employee and the eligible dependents of the Employee with COBRA continuation of coverage, at its expense provided that the Employee timely completes the requisite forms to elect and obtain such continued coverage.

      Equity:
      In addition to the vesting acceleration provisions stated in the Company's 1999 Stock Option Plan if the employment of the Employee is terminated (including without limitation Constructive Termination) during the 13 months following a Change of Control for any reason except for Cause, then on the date of termination the Employee will receive accelerated vesting of 30 months for all outstanding stock options.

      Golden Parachute Cutback:
      If the combined value of the payments and accelerated option vesting could trigger the 20% excise tax payable by the Employee (and loss of deductibility of the payments by the Company), then before such payments shall become effective, a calculation shall be performed by the Company's outside auditors and the Employee shall receive a combined value of payments and accelerated option vesting as will result in payment of the greatest after-tax benefit to the Employee. This could result in the full set of benefits being provided or some lesser portion. Cash payments would be reduced before reducing the number of shares for which acceleration of vesting would be triggered.

      Definitions:
      "Cause" shall mean the occurrence of any of the following: (i) the Employee engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out his or her duties, resulting, in either case, in material economic harm to the Company, unless the Employee believed in good faith that such conduct was in, or not opposed to, the best interest of the Company; (ii) any unjustified refusal to follow reasonable directives by the CEO or duly adopted by the Board; or (iii) conviction of a felony crime involving moral turpitude. Written notice shall be provided and the Employee shall have a 30-day period to correct.

      "Change of Control" shall mean (i) any merger or consolidation of the Company with, or any sale of all or substantially all of the Company's assets to any other unaffiliated corporation or entity, unless as a result of such merger, consolidation or sale of assets the holders of the Company's voting securities prior thereto hold at least 50 percent of the total voting power in the surviving or successor corporation or entity, or
      (ii) the acquisition by any Person (other than any employee benefit plan, or related trust, sponsored or maintained by the Company or any affiliate of the Company) as Beneficial Owner (as "Person" and "Beneficial Owner" are defined in the Securities Exchange Act of 1934, as amended, or the rules and regulations thereunder), directly or indirectly, of securities of the Company representing 50 percent or more of the total voting power represented by the Company's then outstanding voting securities. For purposes of this definition, the term "affiliate" shall mean any person which controls the Company, which is controlled by the Company, or which is under common control with the Company within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended.

      "Constructive Termination" shall mean either (i) a material reduction in the Employee's duties, responsibilities or position or (ii) a material reduction in the Employee's compensation or benefits, except for reductions in compensation and benefits that are concurrent with and consistent with reductions for all executives of the acquiring or surviving corporation. Constructive Termination is triggered by the actual resignation of the employee within 30 days of the above change.

                                    EXHIBIT B

                         SEPARATION/CONSULTING AGREEMENT

Date: February 25, 2003


Michael Merion, Ph.D.
c/o Caliper Technologies Corp.
605 Fairchild Drive
Mountain View, CA  94043

RE: SEPARATION/CONSULTING AGREEMENT

Dear Michael:

This letter sets forth the substance of the separation agreement (the "Agreement") that Caliper Technologies Corp. ("Caliper") is offering to you to aid in your employment transition.

      1. SEPARATION. Your last day of employment with Caliper will be ___________________ (the "Separation Date").

      2. ACCRUED SALARY AND PAID TIME OFF. On the Separation Date, Caliper will pay you all accrued salary, and all accrued and unused flex leave and vacation, earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments by law.

      3. CONSULTING AGREEMENT. Caliper agrees to retain you, and you agree to make yourself available and to perform, as a consultant under the terms specified below.

            (A) CONSULTING PERIOD. You will serve as a consultant beginning on the Separation Date and continuing for nine (9) months thereafter, unless this consulting agreement is terminated earlier pursuant to paragraph 3(g) below. The period during which you serve as a consultant shall be deemed the "Consulting Period."

            (B) CONSULTING SERVICES. During the Consulting Period, you will perform such duties as are assigned to you by Caliper's President or Chief Executive Officer (the "Consulting Services"). You will be expected to complete certain deliverables, to be agreed-upon by you and Caliper (such agreement not to be unreasonably withheld), and will be expected to perform up to twenty (20) hours of Consulting Services per month. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing the Consulting Services. You agree not to represent or purport to represent Caliper in any manner whatsoever to any third party during the Consulting Period unless authorized by Caliper in writing to do so. Caliper will reimburse you for documented business expenses incurred in connection with performing the Consulting Services, provided that these expenses have been pre-approved by Caliper in writing.

            (C) REGULAR CONSULTING FEES. During the Consulting Period, Caliper agrees to compensate you for the Consulting Services at the rate of $19,403 per month for each full month of Consulting Services that you provide (to be prorated for any partial month of Consulting Services that you provide) ("Regular Fees").

            (D) FINAL CONSULTING FEE. Within ten (10) business days after the end of the Consulting Period, Caliper will pay you a lump-sum consulting fee equal to $500 multiplied by the number of months in the Consulting Period (to be prorated for any partial months)(the "Final Fee"). In order to receive the Final Fee, you must sign the Termination Date Release attached hereto as Exhibit A on the last day of the Consulting Period, and allow that release to become effective. You will not be entitled to the Final Fee unless you sign Exhibit A, and allow that release to become effective.

            (E) TAXES AND WITHHOLDING. Because you will be providing the Consulting Services as an independent contractor, Caliper will not withhold any amount for taxes, social security or other payroll deductions from the Regular Fees or the Final Fee (collectively, the "Consulting Consideration"). Caliper will report the Consulting Consideration on an IRS Form 1099. You acknowledge that you will be entirely responsible for payment of any taxes that may be due on the Consulting Consideration, and you hereby indemnify and save harmless Caliper from any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect to the Consulting Consideration, with the exception of the employer's share of social security, if any.

            (F) STOCK OPTION. During the Consulting Period, any stock options granted to you during your employment with Caliper will continue to vest, and if such occurs without interruption and begins immediately following the Separation Date, will continue to be governed by and subject to the terms of the applicable option agreement, grant notice, and stock option plan documents. Caliper makes no representation about the tax treatment of any of your options, and advises you to seek independent advice with respect to tax and other legal issues related to your stock options. Your eligibility to participate in the Caliper Option Exchange Program shall continue to be governed by the program documents.

            (G) OTHER WORK ACTIVITIES. During the Consulting Period, you may engage in full-time employment or consultancy with other companies, EXCEPT you may not engage in any work activity of any type that is competitive with Caliper. If you engage in such competitive activity, the Consulting Period will end immediately.

            (H) PROTECTION OF CONFIDENTIAL INFORMATION. You agree that, during the Consulting Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of Caliper that you obtain or develop in the course of performing the Consulting Services, except with the written permission of Caliper's Chief Executive Officer. Any and all work product you create in connection with the Consulting Services will be the sole and exclusive property of Caliper. You hereby assign to Caliper all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Consulting Services.

      4. HEALTH INSURANCE. To the extent provided by the federal COBRA law and by Caliper's current group health insurance policies, after the Separation Date, you will be eligible to continue your health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of Caliper's health insurance, if you wish. You will be provided with a separate notice of your COBRA rights. If you timely elect continued coverage under COBRA, as part of this Agreement, Caliper will pay the premiums necessary to continue your current health care coverage through the Consulting Period; provided, however, that this payment obligation will cease if you become eligible for comparable benefits under another employer's medical benefit plan.

      5. OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.

      6. EXPENSE REIMBURSEMENTS. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Caliper will reimburse you for these expenses pursuant to its regular business practice.

      7. RETURN OF CALIPER PROPERTY. Following the Separation Date, you will be permitted to retain Caliper property within your possession so that you may perform the Consulting Services. On the final day of the Consulting Period, however, you must return to Caliper all Caliper documents (and all copies thereof) and other Caliper property in your possession or control, including, but not limited to: Caliper files, notes, memoranda, correspondence, agreements, draft documents, notebooks, logs, drawings, records, plans, proposals, reports, forecasts, financial information, sales and marketing information, research and development information, personnel information, specifications, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of Caliper (and all reproductions thereof in whole or in part).

      8. PROPRIETARY INFORMATION OBLIGATIONS. You acknowledge your continuing obligations under your Employee Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit B.

      9. NONDISPARAGEMENT. Both you and Caliper's officers and directors agree not to disparage the other party, and the other party's officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and Caliper shall respond accurately and fully to any question, inquiry or request for information when required by legal process.

      10. NONSOLICITATION. You agree that during the Consulting Period and for one (1) year following the end of the Consulting Period, you will not directly or indirectly solicit, entice, induce or encourage any employee of Caliper or independent contractor at Caliper to become an employee or independent contractor to or for any other person or entity.

      11. RELEASE. In exchange for the consulting agreement and other consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release Caliper and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with Caliper or the termination of that employment; (2) all claims related to your compensation or benefits from Caliper, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in Caliper; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) ("ADEA"), and the California Fair Employment and Housing Act (as amended).

      12. RELEASE OF ADEA CLAIMS. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA and acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you should consult with an attorney prior to executing this Agreement (although you may choose not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by you.

      13. RELEASE OF UNKNOWN CLAIMS. You acknowledge that you have read and understand Section 1542 of the California Civil Code, which states:

      "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

      You hereby expressly waive and relinquish all rights and benefits under that section and any law in any jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims.

      14. MISCELLANEOUS. This Agreement, including Exhibit A and Exhibit B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and Caliper with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of Caliper. This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and Caliper, and inure to the benefit of both you and Caliper, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable in a manner which is consistent with the intent of the parties insofar as possible. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign below and return the original to me. We wish you all the best in your future endeavors.

Sincerely,

CALIPER TECHNOLOGIES CORP.


By:
   ---------------------------------
      James L. Knighton
      President


Exhibit A - Termination Date Release
Exhibit B - Employee Proprietary Information and Inventions Agreement

UNDERSTOOD AND AGREED:

                                          Dated:
------------------------------------             -----------------
Michael Merion

                                    EXHIBIT A

                            TERMINATION DATE RELEASE

I understand that, pursuant to the Separation/Consulting Agreement between me and Caliper, which I signed on ________________________, 2003 (the "Agreement"), I am required to sign this Termination Date Release as a condition to receiving the final consulting fee set forth in paragraph 3(d) of the Agreement.

In consideration for the final consulting fee set forth in paragraph 3(d), I hereby generally and completely release Caliper and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with Caliper, the termination of that employment, my consulting relationship with Caliper and the termination of that relationship; (2) all claims related to my compensation or benefits from Caliper, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in Caliper; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) ("ADEA"), and the California Fair Employment and Housing Act (as amended).

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) I have been advised hereby that I have the right to consult with an attorney prior to executing this Agreement; (c) I have twenty-one (21) days to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier); (d) I have seven
(7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by me, provided that Caliper has also executed this Agreement by that date.

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving this release, which includes claims that may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." I expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims I may have against Caliper.

HAVING READ AND UNDERSTOOD THE FOREGOING, I HEREBY AGREE TO THE TERMS AND CONDITIONS STATED ABOVE.

                                    By:
                                       ---------------------------------------
                                          Michael Merion

                                    Date:
                                         -------------------------------------

                                    EXHIBIT B

            EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT